Exhibit 10.1

May 4, 2023

John Forrester

Via email

Dear John:

On behalf of the Board of Directors (the “Board”), I am writing to let you know that your Notice of Retirement dated May 3, 2023 has been received and approved by the Board. Subject to the terms of your Employment Agreement, dated January 1, 2022 (“Employment Agreement”), this letter summarizes certain terms in connection with your Retirement. Please confirm your acceptance of the terms as soon as possible, as indicated below.

RETIREMENT

Pursuant to your Employment Agreement, the Board has approved your Retirement effective as of December 31, 2023 (“Retirement Date”) as specified in your Employment Agreement. Your outstanding equity awards as of the Retirement Date shall be treated in accordance with the terms set forth in your Employment Agreement, based on approval of your Retirement by the Board.

TRANSITION TO STRATEGIC ADVISOR

Effective July 1, 2023, you will transition to a new role of Strategic Advisor. In this role, you will provide strategic advisory services as requested by the Board and ensure a smooth transition of your current responsibilities to the new CEO. You will remain employed as Strategic Advisor throughout the transition period until the transition period ends on December 31, 2023.

During the transition period, you will continue to be paid a base salary at a rate of £693,900 per year, and you will continue to participate in benefit plans on the same terms as you participated as CEO.

2023 ANNUAL INCENTIVE PLAN PAYMENT

Upon successful completion of the transition period, you will remain eligible to receive a bonus payment under the 2023 Annual Incentive Plan (the “2023 AIP”). The bonus will be determined and calculated in accordance with the terms of the 2023 AIP in the same manner as applicable to the other executive officers of Cushman & Wakefield plc.

Your signature on this letter indicates your acknowledgment and acceptance of the provisions set forth above, which provisions, together with the terms in your Employment Agreement, supersede any prior discussions between you and Cushman & Wakefield plc (or any of its representatives) with respect to your Retirement. As a condition to receiving the compensation and benefits set forth above, and by executing this letter, you also agree to execute the Release (as defined in your Employment Agreement) on the Retirement Date.

Please execute one copy of this letter and return it to me by May 4, 2023.

Regards,

Brett White

Executive Chairman

Cushman & Wakefield

Acknowledged and Accepted:

Signature: /s/ John Forrester	Date: May 4, 2023
John Forrester